Exhibit 99.1

Synaptogenix Announces Topline Results from NIH-Sponsored Phase 2

Clinical Trial of Bryostatin-1 for Advanced Alzheimer’s Disease

NEW YORK, December 16, 2022 /PRNewswire/ -- Synaptogenix, Inc. (Nasdaq: SNPX) ("Synaptogenix" or the "Company"), an emerging biopharmaceutical company developing regenerative therapeutics for neurodegenerative disorders, today announced topline data from its National Institute of Health (NIH)-sponsored Phase 2 clinical trial of Bryostatin-1 for the treatment of advanced Alzheimer's disease.

The trial’s primary endpoint of change from baseline in the Severe Impairment Battery (SIB) total score assessment obtained after completion of the second course of treatment (week 28) was not met with statistical significance. An average increase in the SIB total score of 1.4 points and 0.6 points was observed for the Bryostatin-1 and placebo groups, respectively, at week 28.

“We are disappointed in the topline results from this Phase 2 trial. Having just received the primary endpoint data, we are conducting a full review of all of the trial data to determine potential next steps and will provide an update of our plans when appropriate. We are committed to creating value for our shareholders and our substantial balance sheet offers us flexibility as we determine the next steps forward,” said Synaptogenix Chief Executive Officer Alan Tuchman, M.D. “We are grateful to the study participants, investigators, the National Institutes of Health, and our distinguished advisors for their important contributions.”

Synaptogenix remains well-funded with approximately $38.5 million in cash as of December 15, 2022, or approximately $4.00 per share.1

About the NIH-Sponsored Phase 2 Trial

The Phase 2 clinical trial was a randomized, double-blind, placebo-controlled study comparing bryostatin-1 to placebo for long-term efficacy in the treatment of advanced and moderately severe AD in the absence of memantine. The study was conducted with financial support from the National Institute on Aging (NIA) and the National Cancer Institute (NCI), both part of the National Institutes of Health (NIH).

About Synaptogenix

Synaptogenix is a clinical-stage biopharmaceutical company that has historically worked to develop novel therapies for neurodegenerative diseases. Synaptogenix has conducted clinical and preclinical studies of its lead therapeutic candidate, Bryostatin-1, in Alzheimer's disease. Preclinical studies have also demonstrated Bryostatin's regenerative mechanisms of action for the rare disease Fragile X syndrome, and for other neurodegenerative disorders such as multiple sclerosis, stroke, and traumatic brain injury. The U.S. Food and Drug Administration has granted Orphan Drug Designation to Synaptogenix for Bryostatin-1 as a treatment for Fragile X syndrome. Bryostatin-1 has already undergone testing in more than 1,500 people in cancer studies, thus creating a large safety data base that will further inform clinical trial designs. Additional information about Synaptogenix, Inc. may be found on its website: www.synaptogen.com.

1 Based on 7,267,032 shares of common stock outstanding and 1,935,484 shares of common stock underlying preferred stock convertible into shares of common stock at $7.75 per share of common stock.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the Phase 2 clinical trial of Bryostatin-1 and further studies, and continued development of use of Bryostatin-1 for AD and other cognitive diseases. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. There can be no assurance that the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy, that the Company will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company's patent portfolio, the Company's inability to expand its business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company's raw materials, existing or increased competition, stock volatility and illiquidity, and the Company's failure to implement its business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact:

Investors:

800-811-5591
ir@synaptogen.com